UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 7, 2026

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada		000-50028	46-0484987
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas,	Nevada		89109
(Address of principal executive offices)			(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	WYNN	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2026, Julie Cameron-Doe notified Wynn Resorts, Limited (the “Company”) of her decision to retire from her role as Chief Financial Officer of the Company, effective as of March 31, 2026, and to retire from the Company as an officer of the Company, effective as of June 1, 2026.

In connection with her retirement, Ms. Cameron-Doe will be entitled to receive certain payments and benefits as provided under the Wynn Resorts, Limited Executive Retirement Plan, a copy of which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2025. In accordance with the Executive Retirement Plan, Ms. Cameron-Doe will enter into a consulting agreement with the Company to support the continued transition of her duties and responsibilities to her successor and to provide other services, as may be requested by the Company.

On January 9, 2026, the Company announced the appointment of Craig Fullalove as Chief Financial Officer of the Company, effective as of April 1, 2026. Mr. Fullalove, age 44, currently serves as Chief Financial Officer and Chief Administrative Officer of Wynn Macau, Limited, which includes the operations of the Wynn Palace and Wynn Macau resorts, a position which he has held since July 2022, and prior to that, served as the Chief Financial Officer of Wynn Macau, Limited, since January 2020.

In connection with his appointment, on January 8, 2026, the Company entered into an employment agreement (the “Agreement”) with Mr. Fullalove, consistent with its historical practice of confirming the terms of its executive officers’ employment with the Company in written agreements. The Agreement has a term consisting of three (3) years commencing on April 1, 2026. Following the expiration of the Agreement, and in the absence of the parties entering into a new written agreement, any continued employment of Mr. Fullalove at such time would be “at-will” with his employment relationship with the Company terminable at any time by either party, with or without cause.

Pursuant to and during the term of the Agreement, Mr. Fullalove will be entitled to receive the following compensation effective upon commencement of service as Chief Financial Officer of the Company: (i) an annual base salary of not less than $800,000; (ii) a target bonus opportunity under the Company’s annual incentive plan of 200% of his base salary; and (iii) an annual restricted stock grant under the Company’s Amended and Restated 2014 Omnibus Incentive Plan (as it may be amended from time to time) with a target value equal to 135% of his annual base salary.

Upon a termination by the Company without “cause” or upon a termination by Mr. Fullalove due to a “material breach” of the Agreement at any time by the Company or for “good reason” following a “change of control” (as each of these terms are defined in the Agreement), and subject in each case to the execution and non-revocation of a release of claims, Mr. Fullalove will be entitled to a separation payment equal to the sum of the following: (a) base salary for the remainder of the term of the Agreement, but not less than 12 months, (b) any bonus amount projected for all bonus periods through the end of the term of the Agreement (based upon the last bonus paid pursuant to the Agreement), but not less than the preceding bonus that was paid; and (c) any accrued but unpaid vacation pay. In each such case, Mr. Fullalove would also be entitled to health benefits coverage under the same plan or arrangement he had immediately prior to termination, and such health benefits would be provided through the remainder of the term of the Agreement, or until he was covered by a plan of another employer, whichever occurs first.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference into this Item 5.02.

Except as described above pursuant to the Agreement, there are no other arrangements or understandings between Mr. Fullalove and any other person pursuant to which he was appointed as Chief Financial Officer of the Company. There is no family relationship between Mr. Fullalove and any of the Company’s other executive officers or directors or other person nominated or chosen by the Company to become a director or executive officer of the Company. In addition, the Company is not aware of any transaction in which Mr. Fullalove has a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On January 9, 2026, the Company issued a press release announcing the appointment of Mr. Fullalove as its Chief Financial Officer. A copy of the Company’s press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of January 8, 2026, by and between Wynn Resorts, Limited and Craig Fullalove.
99.1	Press Release, dated January 9, 2026.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: January 9, 2026	By:	/s/ Jacqui Krum
Jacqui Krum
EVP and General Counsel